Exhibit 10.4

CONSULTING AGREEMENT

     This Consulting Agreement (this “Agreement”) dated as of April 12, 2005, and effective as of March 21, 2005 (the “Effective Date”) is entered into by and between Party City Corporation, a Delaware corporation (the “Company”), and Dillon Associates Retail Consultants (the “Consultant”).

RECITALS

     WHEREAS, the Company desires to engage the Consultant to provide services to the Company pursuant to this Agreement and the Consultant desires to provide such services to the Company pursuant to this Agreement;

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Company and the Consultant agree as follows:

1. Services and Duties.

     (a) The Company agrees to engage the Consultant to provide strategic business, management and financial advice to the Company as directed by and reporting to the Board of Directors of the Company (the “Board”).

     (b) The Consultant agrees to devote as much time as is reasonably necessary to the performance of services hereunder; including an appropriate amount of time at the Company’s offices in Rockaway, NJ (to include by example but not limitation reasonable travel between such location and the Consultant’s primary residence in Wisconsin) and the balance of which may be performed from the Consultants home in Wisconsin or at a location beneficial to the Company and selected by the Consultant.

     2. Term. The term of this Agreement (the “Initial Term”) shall be for the period beginning on the Effective Date and ending on June 30, 2005 provided that the term will automatically be extended for successive ninety (90) day periods (each, an “Extension Term”) unless either party shall provide written notice to the other not later than 30 days prior to the expiration of the Initial Term or Extension Term, if any, then in effect. The Initial Term and any Extension Term shall be collectively referred to as the “Term” hereunder.

     3. Fees/Expenses. During the Term, the Company shall pay to the Consultant a consulting fee of $700 per hour (the “Hourly Fee”). The Hourly Fee shall include by example reasonable travel time incurred by Consultant pursuant to this Agreement. The Hourly Fee shall be payable on the first business day of each month (beginning April 2005) provided that the Consultant properly accounts for his hours worked as a consultant hereunder. In addition, the Consultant shall be entitled to prompt reimbursement by the Company for all reasonable travel, entertainment and other business expenses incurred by him in connection with his services hereunder, in accordance with the policies and procedures established by the Company.

     4. Health Coverage. From the effective date of this Agreement the Company shall provide medical and dental benefit plan coverage to the Consultant to the same degree available to senior executives of the Company through the date of the Consultant’s death (and to the Consultant’s spouse to whom he is married as of the Effective Date from the date of such termination until her death). If and to the extent that the Company cannot provide such coverage or it is not payable or provided under the terms of the Company’s plans because the Consultant is not an active employee or for any other reason, the Company itself shall, to the extent necessary, provide for payment of such benefit to the Consultant or of an amount sufficient for him to purchase such benefits. In every event, and notwithstanding anything to the contrary contained above, Consultant understands and agrees that, upon the Consultant or spouse being eligible for Medicare, the Company’s medical benefit plan coverage shall be secondary, with Medicare being primary coverage. The provision of this paragraph shall survive the termination of this Agreement.

     5. Other Consulting Arrangements. Prior to the execution of this Agreement, the Company and Consultant were parties to an oral agreement (the “Oral Agreement”) pursuant to which Consultant was paid at the rate of $10,000 per month for consulting services rendered to the Company. As of the Effective Date of this Agreement, the Company and Consultant agree as follows: (1) During any period in which Consultant performs services pursuant to this Agreement, the prior Oral Agreement shall be suspended and Consultant will receive no fees (except for fees incurred for services rendered prior to the Effective Date of this Agreement) pursuant to the Oral Agreement; and (2) upon termination of this Agreement, the Oral Agreement shall be reinstated, provided, however, that either party may terminate the Oral Agreement at any time upon notice to the other party.

     6. Company Property. Upon the later of the termination of this Agreement for any reason or the Consultant’s termination of services as a Director, the Consultant will promptly deliver to the Company all Company property in his possession and all documents including drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, marketing strategies, products or processes which contain proprietary information or trade secrets provided or obtained by Consultant pursuant to this Agreement.

     7. Confidential Information. Unless specifically authorized in writing by the Company to do so, except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, the Consultant shall not disclose any information disclosed or made available to the Consultant or known by the Consultant as a direct or indirect consequent of or through his services as Director or Consultant to the Company, related to the Company’s referral sources, business practices, trade secrets, operating methods, techniques, products, processes, services or other operations (individually or collectively “Operations”), including but not limited to, information relating to research, development, inventions, accounting, engineering or marketing of such Operations and including any such information of any third party which the Company is under an obligation to keep confidential (individually or collectively, “Confidential Information”) to any third person unless such Confidential Information has been previously disclosed to the public by the Company or is in the public domain (other than by reason of the Consultant’s breach of this Section 7 or breach of any duty as a Director). Notwithstanding the foregoing, if the Consultant is required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency to disclose Confidential Information, the Consultant shall provide the Company with prompt written notice of such requirement and shall assist the Company to seek a protective order or other appropriate remedy protecting its interests. In any event, the Consultant will furnish only the part of the Confidential Information that is required to be disclosed by the court order or subpoena and will use reasonable efforts to obtain reliable assurances that confidential treatment will be accorded to any Confidential Information so furnished.

8. Independent Contractor Status.

     (a) It is hereby understood and agreed by the Company and the Consultant that the Consultant’s rendering of the consulting services pursuant to this Agreement is as an independent contractor and not as a stockholder, officer, employee, director or partner of the Company, and that the Consultant’s retention as a consultant pursuant to this Agreement shall not entitle the Consultant to any benefits as an employee of the Company under any benefit plan maintained by the Company or any of its subsidiaries or affiliates for its or their respective employees except as expressly provided herein. It is further hereby understood and agreed by the Company and the Consultant that, as an independent contractor, the Consultant shall be responsible for complying with all applicable laws, rules and regulations concerning taxes, social security contributions, pension plans contributions, unemployment contributions, and the like.

     (b) It is hereby acknowledged by the Company and the Consultant that as of the Effective Date the Consultant is a member of the Board (a “Director”). Nothing in this Agreement shall affect the Consultant’s duties, obligations or authority as a Director or the Company’s obligations to the Consultant in respect of his services as a Director. Except as expressly provided herein, the Consultant’s continuation or termination of services as a Director shall have no effect on this Agreement or the obligations of either party hereto. In addition, Consultant agrees that time devoted in the performance of services for Board duties shall not be deemed time devoted for Consultant’s services under the Agreement or applied in anyway against the services and duties requirements of Section 1.(b) herein.

     9. Authority. The Consultant hereby acknowledges and agrees that in his capacity as Consultant he shall have no right or authority to enter into any agreements or other arrangements in the name or on behalf of the Company, or to assume or create any obligation or liability of any kind whatsoever, express or implied, in the name or on behalf of the Company, except as expressly authorized by the Board.

     10. Amendments. This Agreement may not be amended or changed except by the written agreement of the Company and the Consultant.

     11. Not an Employment Contract. This Agreement is not a contract of employment between the Consultant and the Company, and the Consultant and the Company hereby agree and acknowledge that this Agreement does not impose any obligation on the Company to offer employment to the Consultant at any time.

     12. Governing Law. This Agreement, and any dispute arising under or relating to any provision of this Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

     13. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision, but this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

     14. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the Consultant’s services as a consultant to the Company. No other agreement relating to the terms of the Consultant’s engagement to perform consulting services for the Company, oral or otherwise, shall be binding between the parties unless it is in writing and signed by the party against whom enforcement is sought. There are no promises, representations, inducements or statements between the parties relating to the terms of the Consultant’s engagement as a consultant to the Company other than those that are expressly contained herein. The Consultant acknowledges that he is entering into this Agreement of his own free will and accord, and with no duress, that he has read this Agreement and that he understands it and its legal consequences.

     15. Successors and Assigns of the Company. This Agreement shall be binding upon inure to the benefit of the Company and its successors and assigns (whether by merger, consolidation, sale of all or substantially all assets or otherwise). The Consultant hereby acknowledges and agrees that the consulting services to be performed by him pursuant to this Agreement are personal in nature and that he shall not assign any of his rights or delegate any of his duties or obligations under this Agreement to any other person or entity.

     16. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and such counterparts together shall constitute and be one and the same instrument.

     17. Arbitration. In the event that any dispute or controversy should arise under or in connection with this Agreement the parties hereto shall first attempt to resolved such dispute through mediation, the costs of which shall be shared equally by the parties. In the event that such dispute is not resolved in mediation, the parties agree that it shall be resolved by binding arbitration. The arbitration shall be held in Morris County, New Jersey and except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Labor Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration, and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator shall be acceptable to both the Company and the Consultant. If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by one arbitrator, appointed by the American Arbitration Association. Judgments on any award may be entered in and enforced by any court appropriate jurisdiction. Each party shall pay his or its own costs for the arbitration or litigation, as the case may be, with the cost of the arbitrator, if applicable, to be equally divided between the parties.

[signature page follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

Party City Corporation
By: /s/ L. R. Jalenak, Jr.
It’s:

Consultant: Dillon Associates Retail Consultants
By: /s/ Ralph D. Dillon
Ralph D. Dillon